Exhibit 23.4

KPMG LLP Chartered Accountants Yonge Corporate Centre 4100 Yonge St. Suite 200 North York, ON M2P 2H3	Telephone (416) 228-7000 Fax (416) 228-7123 Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rogers Communications Inc.

We consent to the use of our reports dated February 17, 2010, with respect to the consolidated balance sheets of Rogers Communications Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada

October 28, 2010

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.